Exhibit 99

           Snap-on Reports Improved Second Quarter EPS and
         Continues to Strengthen Cash Flow and Balance Sheet

   KENOSHA, Wis.--(BUSINESS WIRE)--July 25, 2002--Snap-on
Incorporated (NYSE: SNA), a global leader in tools, diagnostics and equipment, announced its second-quarter 2002 results.

    -- Earnings for the second quarter of 2002 were $30.0 million, or $0.51 per share, compared with $23.3 million, or $0.40 per share, in 2001, before special charges in both years. The earnings increase reflects both sales gains and an improved margin. In the second quarter of 2002, Snap-on had special charges of $1.4 million ($0.8 million after tax or $0.01 per share) for costs associated with previously announced restructuring activities. In 2001, Snap-on incurred special charges of $20.5 million ($14.4 million after tax or $0.25 per share) for restructuring and other non-comparable costs. Net earnings in 2002 were $29.2 million, or $0.50 per share, compared with $8.9 million, or $0.15 per share, in 2001.

    -- Cash flow from operating activities was $57.0 million in the second quarter compared with $15.4 million in 2001. Free cash flow of $44.6 million for the quarter exceeded net earnings, largely as a result of better working capital management, and was used primarily to reduce debt. As a result, total debt was $450.1 million at the end of the second quarter, down $38.1 million from the end of the first quarter, and debt to capitalization strengthened to 34.6%. Year over year, debt was down $96.4 million, or 17.6%.

    -- Net sales were $547.2 million in the second quarter of 2002, a 4.1% increase from the $525.6 million in the prior year. Strong sales in Snap-on's U.S. dealer business and a modest gain in international commercial and industrial operations offset the sluggish demand that persists in many North American industrial sectors. Currency translation had a negligible impact on 2002 second-quarter consolidated sales.

   "Across Snap-on, we are realizing the benefits of our focus on improving operating performance and cash flow, in spite of the soft industrial environment," said Dale F. Elliott, chairman and chief executive officer. "Currently, we see little indication of the expected economic recovery in the industrial sector. However, by concentrating on the business drivers we can influence, Snap-on expects to achieve continued improvements in the second half of 2002, and an enhanced market position longer term."

   Second Quarter Results

   In the second quarter of 2002, the increase in net sales to $547.2 million from $525.6 million reflects the solid growth in the U.S. dealer business and the success of new products worldwide, partially offset by continued soft demand in the North American industrial and capital goods marketplace.
   Earnings increased as a result of the sales gain coupled with an improvement in margin. In addition, in the 2002 second quarter, special charges of $1.4 million ($0.8 million after tax or $0.01 per share) were incurred for costs associated with previously announced restructuring activities. This compares with special charges of $20.5 million ($14.4 million after tax or $0.25 per share) for restructuring and other non-comparable costs (including costs related to the management transition and termination of a European equipment supplier arrangement) incurred in the 2001 second quarter. Net earnings for the second quarter 2002 were $29.2 million, or $0.50 per share, compared with $8.9 million, or $0.15 per share, for the second quarter 2001.
   The profit margin before net finance income increased to 8.9% of sales in the second quarter 2002 compared with 6.4% in 2001, reflecting a slight gain in gross profit and positive sales leverage on operating expenses, along with the favorable impact from the elimination of $3.8 million of goodwill and other intangible amortization. The second quarter of 2001 also included $6.1 million of special charges related primarily to the termination of a European equipment supplier arrangement. Excluding the impact of these items, the 2001 margin would have been 8.2%.
   Savings from Snap-on's focus on Operational Fitness activities are largely driving the improvement in margin. Gross profit margin at 45.9% of sales for the quarter increased slightly from 45.8% in the comparable period a year ago. Operating expenses for the quarter declined to 37.1% of sales from 39.2% in the prior-year second quarter (or 38.3% last year before special charges), principally reflecting the positive leverage of higher sales on lower operating expenses. Benefits from Operational Fitness activities, the cessation of amortization, and the elimination of special charges were partially offset by an increase in expenses associated with the company's dealer expansion initiative, higher pension costs and increased spending for new products.
   Snap-on ceased amortizing goodwill and certain other intangibles at the beginning of its 2002 fiscal year as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." The adoption of this statement resulted in a favorable year-over-year comparison due to the elimination of $3.8 million ($3.2 million after tax or $0.06 per share) of amortization that was included in 2001 second-quarter operating expenses. Additionally, Snap-on completed the transitional goodwill impairment evaluation in the 2002 second quarter as required by this standard, and the results indicate that the carrying values of goodwill and other intangibles are not impaired.
   In the Snap-on Dealer Group, worldwide sales increased 5.1% to $274.6 million from $261.3 million in the comparable prior-year period, reflecting strong sales in U.S. dealer operations. Continued strength in tools and tool storage, the successful launch of new products and the increased service and marketplace coverage being achieved as a result of Snap-on's "More Feet on the Street" dealer expansion initiative, all contributed to the gain.
   In the quarter, a net increase of 55 dealers was achieved under this program in the U.S. dealer business, primarily through the use of second vans and second franchises, bringing the year-to-date total net increase to 116 dealers. Operating earnings increased 6.2% to $27.5 million from $25.9 million, reflecting the higher sales volume, while the operating margin improved slightly to 10.0% from 9.9% in the prior year.
   In the Commercial and Industrial Group, sales grew 3.1% in the second quarter to $272.6 million from $264.3 million in the 2001 second quarter, including a 1% benefit from favorable currency translations. Higher sales were achieved in Snap-on's facilitation business, information products, European equipment, and international industrial tool markets. These increases were offset by the continued soft demand in North America for tools and equipment in the industrial and capital goods marketplace. Operating earnings were $21.1 million, a significant increase from $7.5 million a year ago. The operating margin improved to 7.7% from 2.8% a year ago, reflecting benefits from restructuring and Operational Fitness activities, the cessation of goodwill and other intangible amortization, and the elimination of special charges (primarily related to the termination of a European equipment supplier arrangement) that depressed the 2001 second-quarter margin.
   Net finance income increased $0.9 million in the second quarter of 2002 compared with a year ago. Higher originations from growth in the U.S. dealer business, along with a continued favorable interest-rate environment, contributed to the increase.
   Improved working capital management drove an increase in inventory turns and trade payables. This reduction in working capital investment, coupled with the higher earnings, generated the strong cash flow compared with the comparable prior-year period.

   Six Month Results

   For the first six months of 2002, net sales were $1,057.2 million compared with $1,053.0 million in the first six months of last year. Earnings before special charges and cumulative effects were $55.6 million, or $0.95 per share, compared with $52.7 million, or $0.91 per share, in 2001. Net earnings were $53.7 million, or $0.92 per share, in 2002 compared with $35.8 million, or $0.61 per share, in 2001.
   Special charges totaled $7.4 million in 2002 compared with $20.5 million in 2001. Additionally, Snap-on ceased amortizing goodwill and certain other intangibles at the beginning of its 2002 fiscal year as prescribed by SFAS No. 142, resulting in a favorable year-over-year comparison due to the elimination of $7.5 million ($6.3 million after tax or $0.11 per share) of amortization that was included in 2001 first-half operating expenses. Six-month net earnings in 2002 also reflects a cumulative effect after-tax gain of $2.8 million, or $0.05 per share, in the first quarter from the recognition of negative goodwill as required by SFAS No. 142. In 2001, the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulted in a cumulative effect after-tax loss of $2.5 million, or $0.05 per share.
   In the Dealer Group, six-month sales were $530.6 million in 2002 compared with $517.7 million in 2001. Operating earnings increased to $57.5 million in 2002 from $53.8 million a year ago. In the Commercial and Industrial Group, six-month sales were $526.6 million in 2002 compared with $535.3 million in 2001. Operating earnings grew to $28.9 million from $20.8 million a year ago.

   Outlook

   While Snap-on has confidence that conditions still favor an economic recovery in the second half of 2002, there are few indications in the current industrial marketplace that an economic recovery is at hand. As a result, management believes the prudent course near term is to maintain a cautious approach to the expected recovery and the potential positive impact on sales demand.
   Based on this cautious sales outlook and the typical sequential seasonal sales decline, Snap-on expects to earn in the range of $0.45 to $0.50 per share in third-quarter net earnings. This includes the expected negative impact associated with the approximately $1 to $2 million in remaining costs for the completion of previously announced restructuring initiatives. For the balance of the year, Snap-on believes it remains on track to achieve its targeted $40 million in savings and, as previously noted, expects that approximately one-half of these savings will be reinvested to support increased development of innovative new products and other initiatives for profitable growth.

   A discussion of this announcement will be webcast today at 10 a.m. CDT, and a replay will be available for approximately one week. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu to the left. There you will see the link to the call. Additional detail on the quarter is also available in the analyst bulletin located on the Snap-on Web site.

   Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 13,500 people worldwide.

   Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "believes," or "anticipates" or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or
(iii) describing Snap-on's or management's future outlook, plans, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions set forth above and the timing and progress with which Snap-on can continue to achieve further cost reductions and achieve savings from its restructuring initiatives; Snap-on's capability to retain and attract dealers, and implement new programs; the success of new products, and Snap-on's ability to withstand external negative factors including terrorist disruptions on business; consequences of the change in public accounting firms or a change in regulatory reporting requirements; changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; and the absence of significant changes in the current competitive environment, inflation, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.
   These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.

                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                            Three Months Ended       Six Months Ended
                           --------------------     ------------------
                           June 29,    June 30,     June 29,  June 30,
                             2002        2001         2002      2001
                           --------    --------     --------  --------

Snap-on Dealer Group       $  274.6    $  261.3     $  530.6  $  517.7
Commercial and
 Industrial Group             272.6       264.3        526.6     535.3
                           --------    --------     --------  --------
Net sales                     547.2       525.6      1,057.2   1,053.0

Cost of goods sold           (295.8)     (286.3)      (570.1)   (570.0)
Operating expenses           (202.8)     (205.9)      (400.7)   (408.4)
                           --------    --------     --------  --------
                               48.6        33.4         86.4      74.6

Net finance income              8.8         7.9         16.1      20.0
Restructuring and
 other non-recurring charges   (1.4)      (14.4)        (4.8)    (14.4)
Interest expense               (7.5)       (9.2)       (15.3)    (18.1)
Other income (expense) - net   (2.9)       (1.6)        (3.0)      0.3
                           --------    --------     --------  --------

Earnings before income taxes   45.6        16.1         79.4      62.4
Income taxes                   16.4         7.2         28.5      24.1
                           --------    --------     --------  --------

Earnings before
 cumulative effect         $   29.2    $    8.9     $   50.9  $   38.3

Cumulative effect of a
 change in accounting
 principle, net of tax            -           -          2.8      (2.5)
                           --------    --------     --------  --------

Net earnings               $   29.2    $    8.9     $   53.7  $   35.8
                           ========    ========     ========  ========

Earnings per share -
 basic and diluted:
  Earnings before
   cumulative effect       $   0.50    $   0.15     $   0.87  $   0.66
  Cumulative effect of a
   change in accounting
   principle, net of tax          -           -         0.05     (0.05)
                           --------    --------     --------  --------
  Net earnings             $   0.50    $   0.15     $   0.92  $   0.61
                           ========    ========     ========  ========

Weighted-average shares
 outstanding:
  Basic                        58.2        57.9         58.1      57.8
  Effect of dilutive options    0.5         0.3          0.5       0.3
                           --------    --------     --------  --------
  Diluted                      58.7        58.2         58.6      58.1
                           ========    ========     ========  ========


                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)

                                        June 29,          December 29,
                                          2002                2001
                                      ------------        ------------
                                      (unaudited)
Assets
  Cash and cash equivalents             $    6.2              $    6.7
  Accounts receivable -
   net of allowances                       652.7                 615.2
  Inventories                              414.5                 375.2
  Prepaid expenses and other assets        139.2                 142.3
                                        --------              --------
    Total current assets                 1,212.6               1,139.4

  Property and equipment - net             332.1                 327.7
  Deferred income tax benefits              29.0                  27.7
  Goodwill - net                           356.0                 331.2
  Other intangibles - net                   62.8                  60.7
  Other assets                              82.1                  87.6
                                        --------              --------
    Total Assets                        $2,074.6              $1,974.3
                                        ========              ========

Liabilities
  Accounts payable                      $  203.1              $  141.2
  Notes payable and current maturities
    of long-term debt                       19.7                  29.1
  Accrued compensation                      60.0                  58.7
  Dealer deposits                           47.2                  42.0
  Deferred subscription revenue             46.3                  45.0
  Accrued restructuring reserves            10.5                  23.1
  Other accrued liabilities                199.9                 210.3
                                        --------              --------
    Total current liabilities              586.7                 549.4

  Long-term debt                           430.4                 445.5
  Deferred income taxes                     27.8                  24.7
  Retiree health care benefits              93.0                  92.7
  Pension liability                         58.7                  54.5
  Other long-term liabilities               27.5                  31.7
                                        --------              --------
    Total Liabilities                   $1,224.1              $1,198.5

Shareholders' Equity
  Common stock - $1 par value           $   66.9              $   66.8
  Additional paid-in capital                81.5                 108.0
  Retained earnings                      1,040.5               1,014.7
  Accumulated other comprehensive
    income (loss)                          (81.9)               (120.6)
  Grantor stock trust at fair
    market value                          (160.0)               (203.0)
  Treasury stock at cost                   (96.5)                (90.1)
                                        --------              --------
    Total Shareholders' Equity          $  850.5              $  775.8
                                        --------              --------

    Total Liabilities and Shareholders'
      Equity                            $2,074.6              $1,974.3
                                        ========              ========


                         SNAP-ON INCORPORATED
              Notes to Consolidated Financial Statements
                              (unaudited)

1. Snap-on has prepared the following supplemental financial data to provide readers with additional information and a reconciliation of the amounts presented and discussed in this press release. The supplemental data illustrates the impact on Snap-on's results of operations of the restructuring, non-recurring (including restructuring-related costs) and other non-comparable charges (collectively, "special charges") incurred by Snap-on in the second-quarter periods of 2002 and 2001. This supplemental financial data has been provided to assist readers in better understanding the impact of such special charges on the company's results of operations.


                Second Quarter Ended         Second Quarter Ended
                   June 29, 2002                 June 30, 2001
           ----------------------------- -----------------------------
(Amounts in
 millions,                      Before                        Before
 except EPS)  As      Special   Special     As      Special   Special
           Reported   Charges   Charges  Reported   Charges   Charges
           --------- --------- --------- --------- --------- ---------

Net sales    $ 547.2   $    -   $ 547.2   $ 525.6   $     -   $ 525.6
Cost of
 goods
 sold         (295.8)       -    (295.8)   (286.3)     (1.5)   (284.8)
Operating
 expenses     (202.8)       -    (202.8)   (205.9)     (4.6)   (201.3)
           --------- --------- --------- --------- --------- ---------
                48.6        -      48.6      33.4      (6.1)     39.5
Net
 finance
 income          8.8        -       8.8       7.9         -       7.9
Restructuring
 and other
 non-
 recurring
 charges        (1.4)    (1.4)        -     (14.4)    (14.4)        -
Interest
 expense        (7.5)       -      (7.5)     (9.2)        -      (9.2)
Other
 income
 (expense)
 - net          (2.9)       -      (2.9)     (1.6)        -      (1.6)
           --------- --------- --------- --------- --------- ---------

Earnings
 (loss)
 before
 income taxes   45.6     (1.4)     47.0      16.1     (20.5)     36.6
Income tax
 expense
 (benefit)      16.4     (0.6)     17.0       7.2      (6.1)     13.3
           --------- --------- --------- --------- --------- ---------

Net
 earnings
 (loss)      $  29.2   $ (0.8)  $  30.0   $   8.9   $ (14.4)  $  23.3
           ========= ========= ========= ========= ========= =========


Earnings
 per share
 - diluted   $  0.50   $(0.01)  $  0.51   $  0.15   $ (0.25)  $  0.40


Snap-on incurred $1.4 million in restructuring-related costs during the second quarter of 2002 for employee and equipment relocation and professional fees related to its previously announced 2001 restructuring initiatives.

In the second quarter of 2001, Snap-on recorded $14.4 million in restructuring and other non-recurring charges, including $6.0 million for restructuring actions and $8.4 million in non-recurring charges. The $6.0 million restructuring charge related to the closure of nine facilities and included $1.1 million for severance associated with the elimination of 98 positions, $4.7 million for non-cancelable lease agreements and related facility asset write-downs, and $0.2 million for other exit costs. The non-recurring charges of $8.4 million represent management transition costs associated with the April 2001 retirement of Snap-on's former president and chief executive officer and the appointment of Dale F. Elliott as successor to this position. Snap-on also recorded non-comparable charges of $6.1 million in the second quarter of 2001, including $1.5 million in cost of goods sold and $4.6 million in operating expenses, primarily related to the termination of a European supplier arrangement.

2. The following supplemental financial data illustrates the impact on Snap-on's results of operations of the special charges incurred by Snap-on during the first six months of 2002 and 2001.


                 Six Months Ended              Six Months Ended
                   June 29, 2002                 June 30, 2001
           ----------------------------- -----------------------------
(Amounts
 in millions,                   Before                       Before
 except EPS)  As      Special   Special     As     Special   Special
           Reported   Charges   Charges  Reported  Charges   Charges
           --------- --------- --------- --------- --------- ---------

Net sales  $ 1,057.2   $    -  $1,057.2  $1,053.0   $     -  $1,053.0
Cost of
 goods
 sold         (570.1)       -    (570.1)   (570.0)     (1.5)   (568.5)
Operating
 expenses     (400.7)    (2.6)   (398.1)   (408.4)     (4.6)   (403.8)
           --------- --------- --------- --------- --------- ---------
                86.4     (2.6)     89.0      74.6      (6.1)     80.7
Net finance
 income         16.1        -      16.1      20.0         -      20.0
Restructuring
 and other
 non-
 recurring
 charges        (4.8)    (4.8)        -     (14.4)    (14.4)        -
Interest
 expense       (15.3)       -     (15.3)    (18.1)        -     (18.1)
Other income
 (expense) -
 net            (3.0)       -      (3.0)      0.3         -       0.3
           --------- --------- --------- --------- --------- ---------

Earnings
 (loss)
 before
 income taxes   79.4     (7.4)     86.8      62.4     (20.5)     82.9
Income tax
 expense
 (benefit)      28.5     (2.7)     31.2      24.1      (6.1)     30.2
           --------- --------- --------- --------- --------- ---------
Earnings
 (loss)
 before
 cumulative
 effect    $    50.9   $ (4.7) $   55.6  $   38.3   $ (14.4) $   52.7
Cumulative
 effect of
 a change in
 accounting
 principle,
 net of tax      2.8        -       2.8      (2.5)        -      (2.5)
           --------- --------- --------- --------- --------- ---------

Net earnings
 (loss)    $    53.7   $ (4.7) $   58.4  $   35.8   $ (14.4) $   50.2
           ========= ========= ========= ========= ========= =========


Earnings per
 share -
 diluted:
  Earnings
   (loss)
   before
   cumulative
   effect  $    0.87   $(0.08) $   0.95  $   0.66   $ (0.25) $   0.91
  Cumulative
   effect,
   net of tax   0.05        -      0.05     (0.05)        -     (0.05)
           --------- --------- --------- --------- --------- ---------
  Net
   earnings
   (loss)  $    0.92   $(0.08) $   1.00  $   0.61   $ (0.25) $   0.86
           ========= ========= ========= ========= ========= =========


During the first six months of 2002, Snap-on incurred pretax special charges of $7.4 million in restructuring-related costs for employee and equipment relocation and professional fees related to its previously announced 2001 restructuring initiatives.

In the first quarter of 2002, Snap-on recorded a cumulative effect of a change in accounting principle transition adjustment of $2.8 million, on both a pretax and after-tax basis, from the recognition of negative goodwill as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Snap-on adopted SFAS No. 142 at the beginning of its 2002 fiscal year.

Snap-on recorded $14.4 million in restructuring and other non-recurring charges in the second quarter of 2001, including $6.0 million for restructuring actions and $8.4 million in non-recurring charges. The $6.0 million restructuring charge related to the closure of nine facilities and included $1.1 million for severance associated with the elimination of 98 positions, $4.7 million for non-cancelable lease agreements and related facility asset write-downs, and $0.2 million for other exit costs. The non-recurring charges of $8.4 million represent management transition costs associated with the April 2001 retirement of Snap-on's former president and chief executive officer and the appointment of Dale F. Elliott as successor to this position. Snap-on also recorded non-comparable charges of $6.1 million in the second quarter of 2001, including $1.5 million in cost of goods sold and $4.6 million in operating expenses, primarily related to the termination of a European supplier arrangement.

In accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," Snap-on recorded a transition adjustment at the beginning of its 2001 fiscal year to recognize its derivative instruments at fair value and to recognize the difference between the carrying values and fair values of related hedged assets upon adoption. The cumulative effect of this transition adjustment was to decrease reported net earnings in the first quarter of 2001 by $2.5 million after tax related to a hedge strategy that did not qualify for hedge accounting under SFAS No. 133.

3. Snap-on adopted SFAS No. 142, "Goodwill and Other Intangible Assets," at the beginning of its 2002 fiscal year. Snap-on completed the transitional goodwill impairment evaluation required by this standard during the second quarter of 2002, the results of which indicate that the carrying values of goodwill and other intangibles are not impaired.

Snap-on recorded a cumulative effect of a change in accounting principle transition adjustment that increased net earnings in the first quarter of 2002 by $2.8 million, on both a pretax and after-tax basis, from the recognition of negative goodwill as prescribed by SFAS No. 142.

Snap-on ceased amortizing goodwill and certain other intangibles at the beginning of its 2002 fiscal year as required by SFAS No. 142. The following is a reconciliation of earnings before cumulative effect of a change in accounting principle, net earnings and earnings per share for the second quarter and six months ended June 30, 2001, reflecting the impact of this standard on prior-year reported results.


                                     Second Quarter       Six Months
(Amounts in millions, except EPS)        Ended               Ended
                                     June 30, 2001       June 30, 2001
                                     -------------       -------------
Earnings before cumulative effect
 of a change in accounting principle
 as reported:                                 $8.9               $38.3
    Goodwill amortization, net of tax          3.0                 5.9
    Trademark amortization, net of tax         0.2                 0.4
                                            ------              ------
Adjusted earnings before cumulative
 effect item                                 $12.1               $44.6
                                            ======              ======

Net earnings as reported:                     $8.9               $35.8
  Goodwill amortization, net of tax            3.0                 5.9
  Trademark amortization, net of tax           0.2                 0.4
                                            ------              ------
Adjusted net earnings                        $12.1               $42.1
                                            ======              ======
Earnings per share before cumulative
 effect of a change in accounting
 principle as reported:
  Basic                                      $0.15               $0.66
  Diluted                                     0.15                0.66
Adjusted earnings per share before
 cumulative effect item:
  Basic                                      $0.21               $0.77
  Diluted                                     0.21                0.77

Net earnings per share as reported:
  Basic                                      $0.15               $0.61
  Diluted                                     0.15                0.61
Adjusted earnings per share:
  Basic                                      $0.21               $0.72
  Diluted                                     0.21                0.72

    CONTACT: Snap-on Incorporated, Kenosha
             Richard Secor (Media), 262/656-5561
             William Pfund (Investors), 262/656-6488
             www.snapon.com